Exhibit 99.1

FOR IMMEDIATE RELEASE

Rentech Announces Results for First Quarter 2013

LOS ANGELES, CA (May 9, 2013) – Rentech, Inc. (NYSE MKT: RTK) today announced its results for the three months ended March 31, 2013. Rentech owns and operates wood fibre processing and nitrogen fertilizer businesses. Rentech also owns technologies designed to produce certified synthetic fuels and renewable power when integrated with third-party technologies.

Rentech’s financial results reflect the consolidated results of Rentech, Inc. and its subsidiaries, including Rentech Nitrogen Partners, L.P. The results of Rentech Nitrogen are reported as the nitrogen products manufacturing subsidiary of Rentech, which includes two operating segments: the East Dubuque Facility and the Pasadena Facility.

D. Hunt Ramsbottom, President and CEO of Rentech, said, “We continue to focus on disciplined capital allocation and maximizing shareholder returns. Our entry into the wood fibre processing business is expected to produce immediate cash flow, attractive returns, and significant growth.” Mr. Ramsbottom continued, “In the quarter, the nitrogen fertilizer business achieved solid product margins, although the year got off to a slow start due to bad weather. We are on track in reducing our spending in the alternative energy segment.”

Mr. Ramsbottom added, “With last week’s announcements, we’ve charted a path for growth at the parent company, with a stable margin profile in a business that is not subject to agricultural cycles. We expect Fulghum Fibres to generate annualized EBITDA of $20 million in 2013, and our announced pellet projects to begin generating EBITDA next year. At the same time, we continue the growth in our fertilizer business, with the ammonia expansion at the East Dubuque Facility on schedule and on budget, and our growth projects at the Pasadena Facility well underway.”

Financial Highlights

Consolidated revenues for the three months ended March 31, 2013 were $59.7 million, compared to $38.6 million for the same period last year. Revenues were derived almost entirely from sales of nitrogen fertilizer products through Rentech Nitrogen. Revenues increased due to the contribution of $25.0 million of revenues from the Pasadena Facility and higher UAN volume, partially offset by lower ammonia volumes and UAN product prices at the East Dubuque Facility. Ammonia volumes in the current period were lower than in the prior year, which benefitted from an early spring ammonia application. Excessive moisture delayed application of ammonia in the current period which delayed shipments of products that were scheduled to be delivered in March 2013. UAN volumes were higher as a result of shipments in the current period that were scheduled for the fourth quarter of 2012 but could not be shipped in that quarter due to a plant outage.

Consolidated operating income for the three months ended March 31, 2013 was $2.1 million, compared to operating income of $6.6 million for the three months ended March 31, 2012. Operating income in the current period was reduced by higher selling, general and administrative (SG&A) expenses and depreciation and amortization expenses attributable to the Pasadena Facility.

During the three months ended March 31, 2013, Rentech’s nitrogen products manufacturing subsidiary generated operating income of $17.0 million, compared to $19.5 million during the prior year period. EBITDA for Rentech’s nitrogen products manufacturing business was $20.6 million for the period, compared to $21.9 million in the corresponding period in 2012. EBITDA for the current period, excluding Partnership level expenses, totaled $22.8 million. The East Dubuque Facility and the Pasadena Facility contributed $19.6 million and $3.2 million in EBITDA, respectively, during the three months ended March 31, 2013. Further explanation of EBITDA, a non-GAAP financial measure, and a reconciliation of EBITDA to net income for Rentech’s nitrogen products manufacturing subsidiary have been included below in this press release.

Gross margins for the nitrogen products manufacturing business were 38% for the three months ended March 31, 2013, compared to 59% for the same period last year, primarily due to the acquisition of the Pasadena Facility, which realizes lower gross margin than does the East Dubuque Facility.

For the three months ended March 31, 2013, Rentech reported a consolidated net loss of $5.2 million, or $0.02 per basic share. This compares to a net loss of $3.3 million, or $0.01 per basic share, reported in the comparable period in the prior year.

Consolidated SG&A expenses were $13.7 million for the three months ended March 31, 2013, compared to $10.4 million for the comparable period in the prior year. SG&A expenses were comprised of $8.9 million for the alternative energy segment and $4.7 million, including Partnership level expenses, for the nitrogen fertilizer business, compared to $7.8 million and $2.6 million, respectively, for the prior-year period. The increase in SG&A expenses in the alternative energy segment was primarily due to approximately $0.6 million of severance expense associated with ceasing operations and reducing staffing at the Company’s Product Demonstration Unit (PDU), and increases of approximately $1.0 million in legal and consulting expenses primarily related to the Company’s recently announced wood fibre processing business and $0.3 million in audit and tax fees. These increases were partially offset by a net decrease of approximately $1.0 million in equity-based compensation. The increase in SG&A expenses for the nitrogen products manufacturing business was primarily due to the addition of SG&A expenses from the Pasadena Facility.

Research and development (R&D) expenses in the alternative energy segment during the three months ended March 31, 2013 were $5.7 million, compared $5.0 million for the comparable period in the prior year. The increase in R&D expenses was primarily due to severance and other costs associated with ceasing operations of, reducing staffing at, and mothballing the Company’s PDU.

As noted below, total R&D and SG&A expenses associated with the Company’s alternative energy technologies remain in line with expectations for approximately $10 million for the full year 2013.

Wood Fibre Processing Business

On May 2, 2013, Rentech announced its entry into the wood fibre processing business through the acquisition of Georgia-based Fulghum Fibres, Inc. (Fulghum Fibres) and agreements to acquire two facilities for conversion to the production of wood pellets in Ontario, Canada. The Company also announced contracts for the sale and transport of more than four million metric tons of wood pellets over ten years, and a joint venture agreement with Graanul Invest for equity investment, development and construction of wood pellet projects in the U.S. and Canada. These steps position Rentech to develop a leading wood processing business for production of high-quality wood chips and pellets. Rentech funded the Fulghum Fibres acquisition price with cash on hand and expects to fund the acquisition and construction of its announced wood pellet facilities from cash on hand, expected distributions from Rentech Nitrogen, cash flow from Fulghum Fibres, and investments from Graanul Invest, its joint venture partner.

2013 Outlook

Rentech Nitrogen

In its press release dated May 9, 2013, Rentech Nitrogen reiterated guidance for cash available for distribution for the twelve months ending December 31, 2013 of approximately $2.60 per unit. The 2013 guidance includes the impact of two previously announced scheduled outages at its facilities during 2013, and the impact of lost revenue in 2013 due to the unscheduled outage at the East Dubuque Facility in December 2012. Excluding the effects of these outages, the forecast for 2013 cash available for distribution would be higher by approximately $0.65 per unit.

Based on Rentech Nitrogen’s current guidance of $2.60 per unit, and assuming Rentech’s current ownership of 23.25 million units of Rentech Nitrogen, Rentech would receive approximately $60 million in cash distributions.

Rentech

For the twelve months ending December 31, 2013, Rentech reiterated the following guidance provided on May 2, 2013 as part of its wood fibre processing business announcement:

($ millions)	Rentech (excluding Rentech Nitrogen and Fulghum Fibres)		Fulghum Fibres	Rentech Pro Forma (excluding Rentech Nitrogen)		Rentech Nitrogen	Consolidated Rentech Pro Forma
Revenues		$—	$95		$95	$400		$495
Cash SG&A Expenses	$	~20	$5	$	~25	$18	$	~43
Former R&D Expenses[1]		~5	—		~5	—		~5

Total Cash SG&A Expenses	$	~25	$5	$	~30	$18	$	~48
Cash R&D Expenses	$	~5	$—	$	~5	$—	$	~5
EBITDA	$	~(38)	$20	$	~(18)	$129	$	~111
Adjusted EBITDA[2]	$	~(30)	$20	$	~(10)	$131	$	~121
Pro Forma Adjusted EBITDA[3]	$	~(23)	$20	$	~(3)	$131	$	~128

[1]	Expenses that would have been recorded as R&D absent the decision announced on February 28, 2013 to cease operations at Rentech’s PDU.
[2]	Adjusted for non-cash compensation expenses.
[3]

Excludes $7 million in R&D expenses based on annualized run rate of $3 million in former R&D costs assuming the PDU has not been sold or Rentech continues to incur expenses to protect its patents or seek partners.

Fulghum Fibres

Fulghum Fibres is forecasted to have revenues of approximately $95 million, operating income of approximately $10 million and EBITDA of approximately $20 million in calendar year 2013, which are consistent with Fulghum Fibres’ stable historical financial performance. Further explanation of EBITDA, a non-GAAP financial measure, and a reconciliation of Fulghum Fibres’ forecasted EBITDA to operating income have been included below in this press release. Fulghum Fibres’ results will be included in the results of Rentech starting on May 1, 2013.

Wood Pellet Facilities

The Company’s two announced wood pellet projects, Atikokan and Wawa, located in Ontario, Canada, are expected to generate revenues and EBITDA beginning in 2014, with a ramp-up to approximately 80% of stabilized EBITDA in 2015 and forecasted stabilized operating income of $3 million and stabilized EBITDA of $15 million in 2016. Further explanation of EBITDA, a non-GAAP financial measure, and a reconciliation of the forecasted EBITDA to operating income for the pellet facilities have been included below in this press release.

Conference Call with Management

The Company will hold a conference call today, May 9, 2013, at 3:00 p.m. PDT, during which Rentech’s senior management will review the Company’s financial results for this period and provide an update on corporate developments. Callers may listen to the live presentation, which will be followed by a question and answer segment, by dialing 866-294-4838 or 847-944-7303 and the audience passcode 5088586#. An audio webcast of the call will be available at www.rentechinc.com within the Investor Relations portion of the site under the Presentations section. A replay will be available by audio webcast and teleconference from 5:30 p.m. PDT on May 9 through 9:00 p.m. PDT on May 19. The replay teleconference will be available by dialing 888-843-7419 or 630-652-3042 and the audience passcode 5088586#.

Rentech, Inc. and Subsidiaries

Consolidated Statements of Income

(Stated in Thousands, Except per Share Data)

	For the Three Months Ended March 31,
	2013	2012
	(unaudited)	(unaudited)
Total Revenues	$59,667	$38,588
Cost of Sales	36,895	15,953

Gross Profit	22,772	22,635
Selling, general and administrative expense	13,652	10,413
Research and development	5,747	5,022
Depreciation and amortization	1,185	1,139
Loss on impairments	88	20
Advance for equity investment	—	—
Other	32	(537)

Operating Expenses	20,704	16,057
Operating Income	2,068	6,578
Other Expense, Net
Interest expense	(1,804)	(2,314)
Other income (expense), net	(110)	62

Total Other Expenses, Net	(1,914)	(2,252)
Income Before Income Taxes	154	4,326
Income tax benefit	(632)	—

Net Income	786	4,326
Net income attributable to non-controlling interests	(6,026)	(7,590)

Net Loss Attributable to Rentech	$(5,240)	$(3,264)

Net Loss per Common Share Attributed to Rentech:
Basic and Diluted	$(0.02)	$(0.01)

Weighted-Average Shares:
Basic and Diluted	225,222	225,865

Rentech, Inc.

Statements of Income by Business Segment

(Stated in Thousands, Except per Unit Data)

	For the Three Months Ended March 31,
	2013	2012
	(unaudited)	(unaudited)
Revenues
East Dubuque Facility	$34,549	$38,473
Pasadena Facility	25,015	—
Alternative Energy	103	115

Total Revenues	$59,667	$38,588
Gross Profit
East Dubuque Facility	$18,746	$22,572
Pasadena Facility	3,973	—
Alternative Energy	53	63

Total Gross Profit	$22,772	$22,635
Selling, General and Administrative Expenses
East Dubuque Facility	$1,345	$1,289
Pasadena Facility	1,242	—
Alternative Energy	8,911	7,823

Total Selling, General and Administrative Expenses	$11,498	$9,112
Research and Development Expenses
East Dubuque Facility	$—	$—
Pasadena Facility	—	—
Alternative Energy	5,747	5,022

Total Research and Development Expenses	$5,747	$5,022
Depreciation and Amortization
East Dubuque Facility	$73	$553
Pasadena Facility	875	—
Alternative Energy	237	586

Total Depreciation and Amortization Recorded in Operating Expenses	$1,185	$1,139
Other Operating Expenses (Income)
East Dubuque Facility	$15	$(28)
Pasadena Facility	—	—
Alternative Energy	105	(489)

Total Other Operating (Income) Expenses	$120	$(517)
Operating Income
East Dubuque Facility	$17,313	$20,758
Pasadena Facility	1,856	—
Alternative Energy	(14,947)	(12,879)

Total Operating Income	$4,222	$7,879
Interest Expense
East Dubuque Facility	$—	$100
Pasadena Facility	3	—
Alternative Energy	1	2,214

Total Interest Expense	$4	$2,314
Net Income (Loss)
East Dubuque Facility	$17,270	$20,674
Pasadena Facility	1,816	—
Alternative Energy	(14,223)	(15,047)

Total Net Income (Loss)	$4,863	$5,627
Reconciliation of Segment Net income (Loss) to Consolidated Net Income (Loss)
Segment Net income	$4,863	$5,627
Partnership and Unallocated Expenses Recorded as Operating Expenses	(2,154)	(1,301)
Partnership and Unallocated Expenses Recorded as Other Expenses, Net	(212)	—
Unallocated Interest Expense	(1,711)	—

Consolidated Net income	$786	$4,326

Rentech, Inc. and Subsidiaries

Balance Sheet Data

(Stated in Thousands)

	As of March 31, 2013	As of December 31, 2012
	(unaudited)
Cash and Cash Equivalents	$135,312	$141,736
Working Capital	102,074	107,059
Construction in Progress	70,705	61,417
Total Assets	502,704	479,202
Total Long-Term Liabilities	207,862	194,130
Total Rentech Stockholders’ Equity	151,204	157,987

Disclosure Regarding Non-GAAP Financial Measures

EBITDA for Rentech Nitrogen is defined as net income plus interest expense and other financing costs, loss on debt extinguishment, income tax expense and depreciation and amortization, net of interest income and gain on interest rate swaps. We calculate cash available for distribution as used in the table below for Rentech Nitrogen as EBITDA plus non-cash compensation expense and distribution of cash reserves, less the sum of maintenance capital expenditures not funded by financing proceeds, net interest expense and other debt service. EBITDA for Rentech, Fulghum Fibres and the Wawa and Atikokan projects as used in the tables below are defined as operating income plus depreciation and amortization. EBITDA and cash available for distribution are used as supplemental financial measures by management and by external users of our financial statements, such as investors and commercial banks, to assess:

•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; and

•

our operating performance and return on invested capital compared to those of other publicly traded limited partnerships and other public companies, without regard to financing methods and capital structure.

EBITDA should not be considered an alternative to net income, operating income, net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA may have material limitations as a performance measure because it excludes items that are necessary elements of Rentech’s costs and operations. In addition, EBITDA presented by other companies may not be comparable to Rentech’s presentation, since each company may define these terms differently.

The table below reconciles EBITDA to net income for Rentech’s nitrogen products manufacturing subsidiary for the three months ended March 31, 2013 and 2012 (stated in thousands).

	Three Months Ended, March 31,
	2013	2012
Net income	$15,009	$19,373
Plus:
Net interest expense	1,803	84
Income tax	80
Gain on interest rate swaps	(89)	—
Depreciation and amortization	3,608	2,465
Other	212	—

EBITDA	$20,623	$21,922

The table below reconciles EBITDA to net income and cash available for distribution for Rentech’s nitrogen products manufacturing subsidiary for the three months ended March 31, 2013 (stated in thousands, except per unit data).

	For the Three Months Ended March 31, 2013
	East Dubuque Facility	Pasadena Facility	Partnership Level	Consolidated
Net Income	$17,270	$1,816	$(4,077)	$15,009
Plus: Net interest expense	—	3	1,800	1,803
Plus: Income taxes	43	37	—	80
Less: Gain on interest rate swaps	—	—	(89)	(89)
Plus: Depreciation and amortization	2,306	1,302	—	3,608
Plus: Other	—	—	212	212

EBITDA	$19,619	$3,158	$(2,154)	$20,623
Plus: Non-cash compensation expense	—	—	629	629
Less: Maintenance capital expenditures	(1,533)	(771)	—	(2,304)
Less: Net interest expense and other debt service	—	(3)	(3,737)	(3,740)
Plus: Distribution of cash reserves	—	—	4,212	4,212

Cash available for distribution	$18,086	$2,384	$(1,050)	$19,420

Cash available for distribution, per unit	$0.47	$0.06	$(0.03)	$0.50

Common units outstanding	38,839	38,839	38,839	38,839

The tables below reconcile forecasted EBITDA to operating income for the twelve months ending December 31, 2013 for Rentech, Inc., excluding Rentech Nitrogen and Fulghum Fibres (rounded to nearest thousands).

2013
Operating income (loss)	$(40,000)
Plus: Depreciation & amortization	2,000

EBITDA	$(38,000)

The table below reconciles Fulghum Fibres’ forecasted EBITDA to operating income for the twelve months ending December 31, 2013 (rounded to nearest thousands).

2013
Operating income	$10,000
Plus: Depreciation & amortization	10,000

EBITDA	$20,000

The table below reconciles the forecasted Wawa and Atikokan projects’ forecasted EBITDA at full operations for both facilities (rounded to nearest thousands).

2016
Operating income	$3,000
Plus: Depreciation & amortization	12,000

EBITDA	$15,000

About Rentech, Inc.

Rentech, Inc. (www.rentechinc.com) owns and operates wood fibre processing and nitrogen fertilizer manufacturing businesses. The wood fibre processing business consists of the provision of wood chipping services and the manufacture and sale of wood chips, through a wholly-owned subsidiary, Fulghum Fibres, Inc., and the development of wood pellet production facilities. Rentech’s nitrogen fertilizer business consists of the manufacture and sale of nitrogen fertilizer through its publicly-traded subsidiary, Rentech Nitrogen Partners, L.P. (NYSE: RNF). Rentech also owns the intellectual property including patents, pilot and demonstration data, and engineering designs for a number of clean energy technologies designed to produce certified synthetic fuels and renewable power when integrated with third-party technologies.

Safe Harbor Statement

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995 about matters such as: our ability to obtain the benefits of the Fulghum Fibres acquisition; our ability to complete the wood pellet mills on a timely basis, or at all; the elimination of spending on R&D activities and reduction in other expenses related to alternative energy technologies; the forecasted cash spend for the alternative energy segment; the outlook for our wood processing, nitrogen fertilizer and energy businesses; and projected cash available for distribution and growth opportunities for Rentech Nitrogen. These statements are based on management’s current expectations and actual results may differ materially as a result of various risks and uncertainties. Other factors that could cause actual results to differ from those reflected in the forward-looking statements are set forth in the Company’s prior press releases and periodic public filings with the Securities and Exchange Commission, which are available via Rentech’s website at www.rentechinc.com. The forward-looking statements in this press release are made as of the date of this press release and Rentech does not undertake to revise or update these forward-looking statements, except to the extent that it is required to do so under applicable law.

Source: Rentech, Inc.

Rentech, Inc.

Julie Dawoodjee Cafarella

Vice President of Investor Relations and Communications

310-571-9800

ir@rentk.com